NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium files 2011 Annual Report

March 2, 2012 — ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today that the 2011 Annual Report, including Management’s Discussion and Analysis and Audited Consolidated Financial Statements, and the Annual Information Form (AIF) are now available on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov (through the filing of Agrium’s Form 40-F), and the Canadian Securities Administrators’ website at www.sedar.com. The Annual Report has also been posted on the Company’s website at www.agrium.com.

Shareholders may request a hard copy of the 2011 Annual Report, including audited financial statements, free of charge by contacting Agrium through our web page or in writing to the address below, or alternatively, through the following website: http://investorcalendar.ar.wilink.com.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761

Agrium Investor Relations

13131 Lake Fraser Dr. SE

Calgary, Alberta

Canada T2J 7E8

Contact us at: www.agrium.com